                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material under Rule 14a-12


                         Next Level Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(a)(2) (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)   Proposed maximum aggregate value of transaction:

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        (5)   Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)   Amount Previously Paid:

             -------------------------------------------------------------------

        (2)   Form, Schedule or Registration Statement No.

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        (3)   Filing Party:

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        (4)   Date Filed:

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

                        NEXT LEVEL COMMUNICATIONS, INC.
                             6085 STATE FARM DRIVE
                         ROHNERT PARK, CALIFORNIA 94928
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Next Level Communications, Inc., a Delaware corporation, has been called by our board of directors, to be held at 10 North Martingale Road, 4th Floor, Schaumburg, Illinois 60173 on May 29, 2002 at 9:00 a.m., Central time.

     The purpose of the meeting is to consider and act on the following:

     1. To elect two directors to serve for a term of three years and one director to serve for a term of two years until their successors are duly elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Our stockholders of record at the close of business on April 15, 2002 are entitled to vote at the annual meeting and any adjournment or postponement thereof. Since the majority of our outstanding shares must be represented at the meeting to constitute a quorum, all stockholders are urged either to attend the annual meeting or to vote by proxy.

     Whether or not you expect to attend the annual meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Keith A. Zar
                                          Keith A. Zar
                                          Secretary

Rohnert Park, California
April 30, 2002

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY ASV POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                        NEXT LEVEL COMMUNICATIONS, INC.

                             6085 STATE FARM DRIVE
                         ROHNERT PARK, CALIFORNIA 94928
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Next Level Communications, Inc., for use at our annual meeting of stockholders to be held on May 29, 2002 at 9:00 a.m., Central time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at 10 North Martingale Road, 4th Floor, Schaumburg, Illinois 60173. Only holders of record of our common stock at the close of business on April 15, 2002, which is the record date, will be entitled to vote at the annual meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by (1) delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date or (2) attending the annual meeting and voting in person.

RECORD DATE, VOTING AND SOLICITATION

     We are first mailing these proxy solicitation materials on or about April 30, 2002 to the holders of our common stock on the record date, who are entitled to notice of and to vote at the annual meeting. Each share of common stock entitles its holder to one vote on matters to be acted upon at the annual meeting. At the record date, 86,006,986 shares of our common stock were issued and outstanding.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes will not effect the election of directors. All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal. Abstentions will have the same effect as votes against such a proposal. Broker non-votes will not be counted as votes for or against such proposal and will not be included in counting the number of votes necessary for approval of the proposal. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors nominated by the board of directors, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the annual meeting, as the case may be, with respect to the item not marked.

     The cost of soliciting proxies is being borne by us. We have retained MacKenzie Partners, Inc. to assist in the proxy solicitation for a fee of $3,000 plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     Our board of directors is divided into three classes. Class I consists of three directors who are serving a term expiring at the annual meeting of stockholders to be held in 2003. Class II consists of three directors who are serving a term expiring at the annual meeting of stockholders to be held in 2004. Class III consists of three directors who are serving a term expiring at this annual meeting of stockholders. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified.

     The following table sets forth certain information with respect to our directors as of April 15, 2002:

          NAME OF DIRECTOR             AGE          PRINCIPLE OCCUPATION          DIRECTOR SINCE    CLASS
          ----------------             ---          --------------------          --------------    -----
J. Michael Norris....................  55     Chairman of the Board, President         2000          III
                                              and Chief Executive Officer
Eugene Delaney.......................  45     President of Asia Pacific and            2000          III
                                              Senior Vice President and
                                              General Manager of GRRO, Global
                                              Relations and Resources
                                              Organization, Motorola, Inc.
Craig Kornblau.......................  43     President, Universal Studios             2001          II
                                              Home Video and Executive Vice
                                              President and General Manager,
                                              Universal Music and Video
                                              Distribution
Ferdinand C. Kuznik..................  61     Former Executive Vice President          2000           I
                                              and President, Motorola Europe,
                                              Middle East and Africa
Paul S. Latchford....................  46     President, Spencer Trask Media           1999          II
                                              and Communications Group
John McCartney.......................  48     Deputy Chairman, Datatec, Ltd.           1999           I
James G. Roseland....................  59     Former Senior Vice President and         2000          II
                                              Director of Finance, Motorola
                                              Inc.
Richard Severns......................  56     Senior Vice President and                2000           I
                                              Director of Finance, Networks
                                              Sector, Motorola Inc.

     J. Michael Norris has served as our President and Chief Executive Officer since December 2000. He has served as our Chairman of the Board since April 2001. Before joining us, Mr. Norris was Senior Vice President and General Manager of the Network Management Group at Motorola. Mr. Norris was an original founder of Motorola's Network Management Group, responsible for Motorola's Global Cellular Service Operating Joint Ventures worldwide, International Satellite Gateway Operations and Wireless Resale Operations, the domestic wireless business of Motorola. Mr. Norris spent 29 years with Motorola.

     Eugene Delaney has served as one of our directors since November 2000. Mr. Delaney is President of Asia Pacific and Senior Vice President and General Manager of GRRO, Global Relations and Resources Organization, Motorola, Inc. Mr. Delaney has spent the past 25 years at Motorola. Beginning in June 1995, Mr. Delaney served as Vice President and General Manager -- Japan Cellular Infrastructure Division, and in 1997 Mr. Delaney became Corporate Vice President of Cellular Infrastructure Group.

     Craig Kornblau has been one of our directors since September 2001. Since March 1999, Mr. Kornblau has been the President of Universal Studios Home Video and also currently holds the title of Executive Vice President and General Manager for Universal Music and Video Distribution. Prior to joining the executive office of Universal Music & Video Distribution in January 1988, Mr. Kornblau was Senior Vice President, Worldwide Operations and Logistics, for Buena Vista Home Video.

     Ferdinand C. Kuznik has been one of our directors since January 2000. Mr. Kuznik recently retired from Motorola as Executive Vice President and President of Motorola's operations in Europe, the Middle East and

Africa. Mr. Kuznik is on the board of directors of Cable Design Technologies Corp. Mr. Kuznik joined Motorola in 1990.

     Paul S. Latchford has been one of our directors since November 1999 and has served as the President of the Spencer Trask Media and Communications Group, a technology investment firm, since June 1999. From February 1997 to June 1999, Mr. Latchford served as Principal Vice President of Global Business Development for Bechtel Group, Inc., a telecommunications network engineering and construction company. From February 1995 to February 1997, Mr. Latchford was Vice President of Business Development and Operations for Bell Atlantic International, a telecommunications company, for the Asia Pacific Region and Executive Director of Business Development from March 1994 to February 1995.

     John McCartney has been one of our directors since November 1999. Since October 1998, Mr. McCartney has served as Deputy Chairman of Datatec, Ltd., a networking and e-commerce company. From June 1997 to March 1998, Mr. McCartney was President of the Client Access Business unit of 3Com Corporation, which merged with U.S. Robotics Corporation in 1997. Mr. McCartney served on the board of directors of U.S. Robotics Corporation from 1985 through 1997. Mr. McCartney also served in various executive capacities at U.S. Robotics Corporation, including as President and Chief Operating Officer from January 1987 to June 1997. Mr. McCartney serves on the board of directors of Datatec, A.M. Castle Corp., Quotesmith.com and Altec Lansing Technologies.

     James G. Roseland has served as a director since November 2000. He recently retired as Senior Vice President and Director of Finance of Motorola Inc. Mr. Roseland started his career with Motorola in 1968, holding various positions primarily in the finance organization. At retirement he was Senior Vice President and Director of Finance, Mergers and Acquisitions for Motorola's Communications Enterprise. Immediately prior he was Senior Vice President and Chief of Staff for the Personal Communications Sector. From 1995 until early in 2000 Mr. Roseland was Senior Vice President and Director of Finance for the Messaging Information and Media Sector and its successor organization the Personal Communications Sector.

     Richard Severns has been one of our directors since January 2000. Mr. Severns has held various positions with Motorola for the past 30 years, most recently as Senior Vice President and Director of Finance for the Networks Sector of Motorola.

     There are no family relationships among our directors or executive officers.

NOMINEES

     Three directors may be elected at this annual meeting. Our board of directors has nominated two current members of our board constituting Class III directors to be re-elected and to serve a three-year term expiring at our annual meeting of stockholders to be held in 2005, and one current appointed member of our board constituting a Class II director to be elected and to serve a two-year term expiring at our annual meeting of stockholders to be held in 2004. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until his or her term expires and until his or her successor has been elected and qualified. The nominees are:

     - J. Michael Norris (Class III)

     - Eugene Delaney (Class III)

     - Craig Kornblau (Class II)

     Our board has named fewer nominees than the number of directors set by our board pursuant to our certificate of incorporation and bylaws. The board continues to seek the best nominee for the open seat. Proxies cannot be voted for a greater number of nominees than the number of nominees named.

BOARD MEETINGS AND COMMITTEES

     Our board of directors held a total of five meetings during the year ended December 31, 2001. Our board of directors has an audit committee and a compensation committee. The board of directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The audit committee consists of Mr. Kornblau, Mr. Latchford and Mr. McCartney, all of whom are outside directors, and held nine meetings during the year ended December 31, 2001. The audit committee approves our independent auditors, reviews the results and scope of annual audits and other accounting related services and evaluates our internal controls.

     The compensation committee consists of Mr. McCartney, Mr. Latchford and Mr. Severns and held five meetings during the year ended December 31, 2001. Mr. Severns is an executive officer of Motorola, our principal stockholder and holder of a majority of our common stock through General Instrument. The compensation committee makes recommendations to the board of directors in connection with our stock option plans and matters of compensation, including determining the compensation of our executive officers, except that a subcommittee consisting of Mr. McCartney and Mr. Latchford, both of whom are outside directors, makes recommendations as to matters subject to Section 162(m) of the Internal Revenue Code.

     None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the board of directors and of the committees upon which such director served during 2001, except for Mr. Kuznik, who attended 60% of the aggregate meetings of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Delaney and Mr. Severns are affiliated with Motorola; Motorola through General Instrument holds a majority of our common stock. See "Certain Relationships and Related Party Transactions."

DIRECTOR COMPENSATION

     We pay our non-employee directors who are not employees of Motorola, General Instrument or their respective affiliates a retainer of $20,000 per year. In addition, we pay such directors a fee of $1,500 for each meeting of the board of directors or a board committee that they attend. Non-employee directors participate in our 1999 Equity Incentive Plan, pursuant to which such directors are automatically granted options to purchase shares of our common stock on the terms and conditions set forth in that plan. In most cases, options will vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier.

     During 1999, in accordance with that plan and prior to the consummation of our initial public offering, Mr. Latchford and Mr. McCartney each were granted options to purchase 20,000 shares of our common stock at an exercise price of $11.00 per share. During 2000, Mr. Latchford, and Mr. McCartney each were granted options to purchase 5,000 shares of our common stock at an exercise price of $51.25 per share. During 2001, Mr. Latchford and Mr. McCartney each were granted options to purchase 5,000 shares of our common stock at an exercise price of $10.53 per share, Mr. Roseland was granted an option to purchase 20,000 shares of our common stock at an exercise price of $10.53 per share and Mr. Kornblau was granted an option to purchase 20,000 shares at an exercise price of $1.50 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                PROPOSAL NO. 2: APPROVAL OF INDEPENDENT AUDITORS

     Our board of directors has appointed the firm of Deloitte & Touche LLP, independent auditors, to audit our financial statements for the year ending December 31, 2002. In the event the stockholders do not ratify such appointment, our board of directors will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be available at the annual meeting and they will have the opportunity to respond to appropriate questions and to make a statement if they desire.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPROVAL OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of April 15, 2002, as to:

     - each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock;

     - each of our current directors;

     - each of the executive officers named in the Summary Compensation Table beginning on page 9 and;

     - all of our directors and executive officers as a group.

     Unless otherwise indicated below, each person or entity named below has an address in care of our principal executive offices.

                                                               SHARES BENEFICIALLY
                5% STOCKHOLDERS, DIRECTORS,                         OWNED(1)
               NAMED EXECUTIVE OFFICERS, AND                  ---------------------
        DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP             NUMBER      PERCENT
        -------------------------------------------           ----------    -------
Motorola Inc.(2)............................................  92,241,050     80.8%
  1303 East Algonquin Road
  Schaumburg, Illinois 60196
Kevin Kimberlin Partners, LP(3).............................   6,800,000      7.6%
  535 Madison Avenue, 18th Floor
  New York, New York 10022
Eugene Delaney..............................................          --       --
James F. Ide(4).............................................      58,889        *
Craig Kornblau..............................................          --       --
Ferdinand C. Kuznik.........................................          --       --
Paul S. Latchford(5)........................................      23,118        *
John McCartney(6)...........................................      18,418        *
J. Michael Norris(7)........................................     247,000        *
James G. Roseland(8)........................................       5,000        *
Richard Severns.............................................          --       --
T. Murat Uraz(9)............................................     446,478        *
William A. Weeks(10)........................................     387,727        *
Hans Van Welzen(11).........................................     241,913        *
Keith A. Zar(12)............................................     307,575        *
All directors and officers as a group (14 persons)(13)......   1,763,689      2.0%

---------------
  *  Less than 1%

 (1) Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the stockholders named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 14,312,442 shares of common stock subject to warrants currently exercisable or exercisable within 60 days and 13,824,884 shares of common stock subject to Series A Convertible Preferred Stock.

 (3) Includes 3,900,000 shares of common stock subject to warrants held by affiliates and currently exercisable. Kevin Kimberlin Partners, LP is beneficially owned by entities controlled by, or affiliated with, Kevin Kimberlin and Spencer Segura.

 (4) Includes 38,889 options currently exercisable or exercisable within 60 days.

 (5) Includes 22,918 options currently exercisable or exercisable within 60 days.

 (6) Includes 17,918 options currently exercisable or exercisable within 60 days. Mr. McCartney disclaims beneficial ownership of 7,500 shares.

 (7) Includes 225,000 options currently exercisable or exercisable within 60 days.

 (8) Includes 5,000 options currently exercisable or exercisable within 60 days.

 (9) Includes 409,644 options currently exercisable or exercisable within 60 days.

(10) Includes 381,517 options currently exercisable or exercisable within 60 days.

(11) Includes 237,249 options currently exercisable or exercisable within 60 days. Mr. Van Welzen's employment with us ended in December 2001.

(12) Includes 300,762 options currently exercisable or exercisable within 60 days.

(13) Includes 1,665,980 options held by such officers and directors currently exercisable or exercisable within 60 days.

                             OUR EXECUTIVE OFFICERS

     Our current executive officers are as follows:

                NAME                   AGE                           POSITION
                ----                   ---    ------------------------------------------------------
J. Michael Norris....................  55     President, Chief Executive Officer and Chairman of the
                                              Board
Jeff Barnell.........................  44     Senior Vice President, Marketing and Product
                                              Management
James F. Ide.........................  39     Senior Vice President, Chief Financial Officer and
                                              Treasurer
T. Murat Uraz........................  47     Senior Vice President and Chief Engineering Officer
William A. Weeks.....................  39     Senior Vice President and Chief Technical Officer
Keith A. Zar.........................  47     Senior Vice President, General Counsel, Chief
                                              Administrative Officer and Secretary

     J. Michael Norris has served as our President and Chief Executive Officer since December 2000. He has served as our Chairman of the Board since April 2001. Before joining us, Mr. Norris was Senior Vice President and General Manager of the Network Management Group at Motorola. Mr. Norris was an original founder of Motorola's Network Management Group, responsible for Motorola's Global Cellular Service Operating Joint Ventures worldwide, International Satellite Gateway Operations and Wireless Resale Operations, the domestic wireless business of Motorola. Mr. Norris spent 29 years with Motorola.

     Jeff Barnell has served as our Senior Vice President for Marketing and Product Management since April 2001. From March 2000 to January 2001,
Mr. Barnell was Vice President of Marketing for UrbanMedia Communications, a multi-service CLEC. From March 1997 to January 2000, Mr. Barnell was Vice President of Marketing for VPNet Technologies, a virtual private networking company.

     James F. Ide has served as our Senior Vice President, Chief Financial Officer and Treasurer since September 2001, before which he served as Acting Chief Financial Officer from July 2001 to September 2001 and Vice President of Finance and Corporate Controller from April 2001 to July 2001. From February 2000 to March of 2001, Mr. Ide was Director of Finance for Motorola's Network Management Group, a group of international cellular operating company joint ventures. From August 1999 to February of 2000 Mr. Ide was Vice President and Chief Financial Officer of Cwill Telecommunications (currently known as Navini Networks), and from April 1998 to July 1999 he was self-employed. From February 1989 to March 1998, Mr. Ide held various positions with Motorola, including Corporate Audit Manager and Senior Operations Controller for the Cellular Subscriber Group in China. Prior to 1989, he was a senior auditor at Arthur Andersen & Co.

     T. Murat Uraz has served as our Senior Vice President and Chief Engineering Officer since June 1999. From January 1995 to June 1999, Mr. Uraz held various positions in our Engineering Department, including Vice President of Engineering. From 1993 to January 1995, Mr. Uraz was a Broadband Engineering Project Manager at Raynet Corporation, a telecommunications equipment company.

     William A. Weeks has served as our Senior Vice President and Chief Technical Officer since December 2000, before which he served as Senior Vice President and Chief Strategic Officer since June 1999. From April 1996 to June 1999, Mr. Weeks served as our Vice President, Technology-West. From February 1995 to April 1996, Mr. Weeks served as our Senior Director of Technology. Mr. Weeks was Director of Broadband Access Technology at U S WEST Advanced Technologies from 1992 to February 1995. Prior to 1992, Mr. Weeks held various positions with Ameritech Corp, AT&T Bell Laboratories and United Telecommunications.

     Keith A. Zar has served as our Senior Vice President, General Counsel and Secretary since January 2000. He has served as Chief Administrative Officer since April 2000. From February to December 1999, Mr. Zar was an outside legal consultant to us. Mr. Zar was Senior Vice President of General Instrument from October 1998 to February 1999, Senior Vice President and General Counsel of General Instrument from April 1998 to October 1998, Vice President and General Counsel of General Instrument from June 1997 to April 1998 and Assistant General Counsel of General Instrument from July 1993 to June 1997.

     There are no family relationships among our directors or executive officers. Each executive officer serves at the sole discretion of our board of directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation information for our Chief Executive Officer and our four other most highly paid executive officers.

                                                ANNUAL COMPENSATION           LONG-TERM
                                              ------------------------   COMPENSATION AWARDS      ALL OTHER
                                                     SALARY     BONUS        SECURITIES        COMPENSATION(1)
NAME AND PRINCIPAL POSITION AS OF 12/31/2001  YEAR     ($)       ($)     UNDERLYING OPTIONS          ($)
--------------------------------------------  ----   -------   -------   -------------------   ---------------
J. Michael Norris.......................      2001   425,000   100,000(2)            --             8,500
  President, Chief Executive Officer and      2000    24,519        --         600,000                 --
  Chairman of the Board                       1999        --        --              --                 --
Keith A. Zar............................      2001   250,000        --         145,000              8,500
  Senior Vice President, General              2000   251,923   138,558         150,000             10,500
  Counsel, Chief Administrative Officer       1999        --        --         250,000                 --
  and Secretary
T. Murat Uraz...........................      2001   225,000        --          48,000              8,500
  Senior Vice President,                      2000   224,231   110,994         150,000             10,500
  Chief Engineering Officer                   1999   182,712    73,085         190,000              4,264
William A. Weeks........................      2001   225,000        --          48,000              8,500
  Senior Vice President and Chief             2000   223,806   110,784         150,000              8,964
  Technical Officer                           1999   160,859    56,301         253,334              4,944
Hans L. Van Welzen(3)...................      2001   224,423        --          48,000              8,500
  Senior Vice President, Sales                2000   192,558   165,823         150,000             10,500
                                              1999   124,234    32,648         350,000              9,628
James F. Ide............................      2001   136,692    58,742         130,000              4,258
  Senior Vice President, Chief Financial      2000        --        --              --                 --
  Officer and Treasurer                       1999        --        --              --                 --

---------------
(1) Represents our matching 401(k) contribution.

(2) Represents a signing bonus payable to Mr. Norris upon his appointment as Chief Executive Officer in December 2000, which was paid in 2001.

(3) Mr. Van Welzen's employment with us ended in December 2001.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2001

     The following table sets forth information for our named executive officers with respect to grants of options to purchase our common stock made in the year ended December 31, 2001 and the value of all options held by such executive officers on December 31, 2001.

                                                            INDIVIDUAL GRANTS
                                   -------------------------------------------------------------------
                                                 % OF TOTAL
                                   NUMBER OF      OPTIONS
                                   SECURITIES    GRANTED TO    EXERCISE
                                   UNDERLYING    EMPLOYEES     OR BASE
                                    OPTIONS        DURING       PRICE      EXPIRATION    BLACK-SCHOLES
NAME                                GRANTED       YEAR(1)       ($/SH)        DATE        VALUE($)(2)
----                               ----------    ----------    --------    ----------    -------------
J. Michael Norris................        --           --           --              --            --
Keith A. Zar.....................   145,000         2.91%       8.625       01/092011       271,235
T. Murat Uraz....................    48,000         0.96%       8.625      01/09/2011        89,788
William A. Weeks.................    48,000         0.96%       8.625      01/09/2011        89,788
Hans L. Van Welzen(3)............    48,000         0.96%       8.625      01/09/2011        89,788
James F. Ide.....................   100,000         2.01%       5.125      04/02/2011       217,009
                                     30,000         0.60%        2.43      08/29/2011        75,491

---------------
(1) Based on an aggregate total of 4,978,450 options granted to employees in 2001 under our option plans.

(2) This column represents the value of the options on December 31, 2001 using the Black-Scholes option pricing model for the common stock, utilizing the following assumptions: stock price volatility of 101%; dividend yield of 0%; a 4-year expected option term; 4.55% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate.

(3) Mr. Van Welzen's employment with us ended in December 2001.

                 AGGREGATED OPTION EXERCISES IN THE YEAR ENDED
                  DECEMBER 31, 2001 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the shares acquired and the value realized upon the exercise of stock options during 2001 and the year-end number and value of unexercised options with respect to each of our named executive officers. No stock appreciation rights were exercised by our named executive officers in fiscal year 2001 or were outstanding at the end of that year.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             SHARES                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                           ACQUIRED ON       VALUE           DECEMBER 31, 2001         DECEMBER 31, 2001($)(1)
NAME                        EXERCISE      REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                       -----------    -----------    -------------------------    -------------------------
J. Michael Norris........        --              --           150,000/450,000                --/--
Keith A. Zar.............        --              --           184,414/359,586                --/--
T. Murat Uraz............    22,334         167,840           280,060/222,273           181,440/--
William A. Weeks.........        --              --           261,352/249,981            89,598/--
Hans L. Van Welzen(2)....        --              --           193,749/216,751                --/--
James F. Ide.............        --              --                --/130,000                --/27,600

---------------
(1) The fair market value of our common stock as reported by the Nasdaq National Market at the close of business on December 31, 2001 was $3.35.

(2) Mr. Van Welzen's employment with us ended in December 2001.

                         COMPENSATION COMMITTEE REPORT

     The following is a report of the compensation committee of our board of directors describing the compensation policies applicable to our executive officers during the year ended December 31, 2001. The committee recommends salaries, incentives and other forms of compensation for our directors, officers and other employees, administers our various incentive compensation and benefit plans, including stock plans, and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

               NEXT LEVEL COMMUNICATIONS' COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     Three members of our board of directors, Mr. McCartney, Mr. Latchford and Mr. Severns, serve as the Compensation Committee of the board. The Compensation Committee reviews, recommends and approves changes to Next Level's compensation policies and benefits programs, administers the 1999 Equity Incentive Plan, including approving stock option grants, and otherwise seeks to ensure that Next Level's compensation philosophy is properly implemented and is consistent with Next Level's best interests. Matters subject to the provisions of Internal Revenue Code 162(m) as well as grants of equity compensation awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, however, are independently reviewed and approved by a compensation subcommittee consisting of Mr. McCartney and Mr. Latchford. The 2001 compensation levels for Next Level's executive officers generally were determined on an individual basis at the time of hiring.

COMPENSATION PHILOSOPHY

     The Compensation Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives. The Compensation Committee believes that a substantial portion of compensation should be tied to the attainment of long-term and short-term objectives. To achieve these compensation objectives, the Compensation Committee has developed a compensation philosophy for executive officers consisting of base salary, annual incentive awards and equity incentives.

  Components of Executive Compensation

     Base Salary. The Compensation Committee annually reviews each executive officer's salary. In determining the appropriate salary, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience and past accomplishments. The Compensation Committee also compares base salaries and salary ranges of similar positions in other companies in relevant markets defined by company size, industry and location. Executive, technical and other highly-compensated positions are valued in the national market using data developed by nationally recognized compensation consulting firms. Base salary for these positions is targeted at the median of a peer group of publicly traded companies with similar products, markets and other comparable characteristics. The peer group is reviewed regularly and generally established on the basis of market capitalization value. The published compensation data used by the Compensation Committee to establish base salary ranges, however, are not necessarily drawn from the same peer group of companies included in the Stock Performance Graph below. No executive officer received a salary increase in 2001.

     Annual Incentive Awards. Annual incentive awards, in the form of cash payments, are designed to achieve specific short-term results and to further long-term objectives. Financial and other objectives and program participants are set at the beginning of each year. The process involves the board of directors, the Compensation Committee, the Chief Executive Officer and program participants. Goals and objectives are established for each program participant at the beginning of the year. Performance is measured at year-end against these pre-established objectives and annual incentive awards are determined based on performance.

     The Compensation Committee annually reviews potential incentive awards for executive officers as a percentage of base salary and recommends adjustments to the board of directors, based upon a review of Next Level's results and performance versus objectives and personal performance of participants versus objectives. Base salary and annual incentive awards (cash compensation) are generally targeted at the 50th percentile of the peer group of companies discussed above. No payments under the annual incentive plan were made in 2001.

     Long-Term Equity Incentive Awards. The Compensation Committee emphasizes the award of stock options and believes that in the highly competitive, emerging markets in which Next Level operates, equity-based compensation provides the greatest incentive for outstanding performance and the greatest alignment of management and stockholder long-term interests. As a result, the Compensation Committee has relied on long-term equity compensation as a substantial means of compensating and motivating Next Level's executive officers. It is the Compensation Committee's practice to set option exercise prices at not less than 100% of the stock's fair market value on the date of grant. Thus, the value of the stockholders' investment in Next Level must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to Next Level's executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at an annual rate that may vary for any particular grant.

     Participation in Next Level's 1999 Equity Incentive Plan is available to employees, outside directors and consultants. The Compensation Committee annually reviews participants and potential award ranges considering responsibility, authority and potential impact on Next Level. The opportunity range for each participant is based on guidelines developed by nationally recognized compensation consultants. At year end, the Compensation Committee reviews Next Level's condition and performance and individual performance versus long-term goals and determines awards for eligible participants. Awards may be in the form of stock options, restricted stock, stock appreciation rights and stock units, which are sometimes called "phantom shares," although to date all awards have been in the form of stock options. In April 2000, the Compensation Committee determined that it was in Next Level's best interest to grant stock options to all employees on an ongoing basis as a means of retaining and motivating individuals. This also allowed Next Level's employees to develop an ownership position, thus aligning them with the long-term goals of both Next Level and its other stockholders.

     Chief Executive Officer Compensation. The Compensation Committee annually reviews the Chief Executive Officer's performance and compensation and recommends changes as appropriate to the board of directors. In its review, the Compensation Committee considers Next Level's condition, operating results, performance versus short-term and long-term objectives, economic environment, industry conditions and increased stockholder value. The Compensation Committee also considers the Chief Executive Officer's performance against short-term and long-term objectives, compensation versus peers and other factors. In view of industry conditions and Next Level's cash position, it was determined that no annual incentive award would be paid to the Chief Executive Officer for 2001 performance. The Compensation Committee did execute an employee agreement with Mr. Norris codifying his hiring agreement reached in December 2000. The employment agreement calls for a salary of $425,000, a bonus target of 80%, a lease to a house owned by us for $2,000 per month and an option grant of 600,000 shares vesting at 25% after one year and monthly thereafter over the subsequent thirty-six months. The employment agreement also contains termination and change of control provisions. Mr. Norris also received a signing bonus of $100,000 upon his appointment as Chief Executive Officer in December 2000, which was paid in 2001.

  Policy on Deductibility of Compensation

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1.0 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1.0 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1.0 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under its cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, Next Level's compensation philosophy and Next Level's best interests.

                                          COMPENSATION COMMITTEE

                                          Paul Latchford
                                          John McCartney
                                          Richard Severns

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS

                            STOCK PERFORMANCE GRAPHS

     Set forth below is a comparison of the total stockholder return on our common stock for the period beginning November 10, 1999 (date of our initial public offering) and ending December 31, 2001 with the total stockholder return for the same period for the Standard & Poor's 500 Index (S&P 500) and our "Peer Group," the Standard & Poors High Technology Composite Index (S&P Tech). The total stockholder return reflects the change in share price during the period, assuming an investment of $100.00 on November 10, 1999 plus the reinvestment of dividends, if any. No dividends were paid on our common stock during the period shown. The stock price performance shown below is not necessarily indicative of future stock price performance.

                 COMPARISON OF NEXT LEVEL COMMUNICATIONS, INC.,
                         THE S&P 500 AND OUR PEER GROUP

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------------
                       11/10/99   12/31/99   3/31/00   6/30/00   9/30/00   12/31/00   3/30/01   6/29/01   9/28/01   12/31/01
----------------------------------------------------------------------------------------------------------------------------
 NXTV                  $100.00    $147.55    $214.29   $168.97   $130.31    $22.42    $10.34    $13.30    $ 6.03     $ 8.80
 S&P 500               $100.00    $106.97    $109.11   $105.91   $104.69    $86.13    $84.48    $89.15    $75.79     $84.53
 S&P Tech              $100.00    $ 90.82    $78.38    $52.92    $88.27     $71.95    $39.81    $44.69    $30.05     $40.24

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the board of directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the board of directors.

     The role of the Audit Committee is to oversee Next Level's financial reporting process on behalf of the board of directors. Management has the primary responsibility for Next Level's financial statements as well as Next Level's financial reporting process, accounting principles and internal controls. The independent auditors are responsible for performing an audit of Next Level's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

     In this context, the Audit Committee has reviewed and discussed Next Level's audited financial statements as of and for the year ended December 31, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and it has discussed with the auditors their independence from Next Level. The Audit Committee has also considered whether the independent auditors' provision of services covered in "All Other Fees" below to Next Level is compatible with maintaining the independence of Deloitte & Touche LLP.

     Based on the reports and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Next Level's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Next Level's annual consolidated financial statements for the fiscal year ended December 31, 2001 and for the reviews of the condensed consolidated financial statements included in Next Level's quarterly reports on Form 10-Q for such fiscal year were approximately $330,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche LLP to Next Level relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Deloitte & Touche LLP for services rendered to Next Level other than services described above under "Audit Fees" for the fiscal year ended December 31, 2001 were approximately $633,000. Such fees were comprised of (i) audit related services of $202,000, (ii) tax compliance and planning services of $140,000 and (iii) inventory process related services of $291,000.

     The audit committee has considered whether the provision of these services is compatible with maintaining Deloitte & Touche LLP's independence.

                                          AUDIT COMMITTEE

                                          Craig Kornblau
                                          Paul S. Latchford
                                          John McCartney

                                          SUBMITTED BY THE AUDIT COMMITTEE OF
                                          THE BOARD OF DIRECTORS

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Next Level Communications ("NLC" or the "Limited Partner") was incorporated as a California corporation in 1994. In September 1995, NLC was acquired by General Instrument Corporation ("General Instrument"). In January 1998, NLC transferred its net assets, management and workforce to a newly formed limited partnership, Next Level Communications L.P. (the "Partnership"), in exchange for an 89% limited partnership interest. The Partnership recorded the net assets transferred at their historical cost. At the same time, Spencer Trask (the "General Partner") acquired an 11% general partner interest in the Partnership in exchange for a $10.0 million cash contribution.

     On August 24, 1999 the Partnership formed the Company as a wholly-owned subsidiary. On November 9, 1999, we issued 9,775,000 shares of common stock at $20.00 per share for net proceeds of $177.0 million in an initial public offering. Prior to the completion of the offering, the following recapitalization transactions occurred:

     A note payable and accrued interest to General Instrument of $86.8 million was converted into 4,337,633 shares of our common stock.

     The Partnership and NLC (a wholly-owned subsidiary of General Instrument) were merged into the Company. As part of this merger, the General Partner received 5,863,329 shares of our common stock and General Instrument received 55,366,091 shares of our common stock in exchange for their respective partnership interests.

     We issued a common stock dividend of 4,400,000 shares to General Instrument to reflect the additional value, $88.0 million, which will be received by us upon exercise of the warrants described below. In accordance with the partnership agreement NLC was entitled to receive the $88.0 million exercise price. As a result of the recapitalization, such amounts are to be received by us as these warrants are exercised. Accordingly, General Instrument received $88.0 million of common stock (4,400,000 shares) because it would have received that amount under the partnership agreement.

     The General Partner's option in the partnership agreement to acquire up to 11% of NLC upon an initial public offering was converted into warrants to acquire 8,480,102 shares our common stock at $10.38 per share. In 2000, warrants to purchase 2,369,000 shares of common stock were exercised. The exercise price of these warrants was paid through the surrender of additional warrants to purchase 519,493 shares of common stock. We did not receive any cash proceeds. At December 31, 2001, warrants to acquire 5,600,000 shares of common stock were outstanding under this agreement.

     On January 5, 2000, General Instrument consummated its merger with Motorola. Consequently, Motorola is able to exercise a majority of our total voting power and has the ability to control our board of directors and all matters relating to our business and affairs. We do not know whether Motorola's plans for our business and affairs will be different than our existing plans and whether any changes that may be implemented under Motorola's control will be beneficial or detrimental to our other stockholders.

     Although Motorola has advised us that it currently intends to hold all of its shares, neither Motorola, through its ownership of General Instrument, or Spencer Trask and its related persons are subject to any contractual obligation to retain any of its shares. As a result, we cannot assure you as to how long Motorola or Spencer Trask and its related persons will maintain their remaining beneficial ownership of our common stock.

     It is possible that Motorola could be in a position involving a conflict of interest with us. Two of our directors are employed by Motorola. These directors or other individuals who are officers or directors of both Motorola and us have fiduciary duties to both Motorola and us. For example, a conflict may arise if Motorola were to engage in activities or pursue corporate opportunities that may overlap with our business. Our certificate of incorporation contains provisions intended to protect Motorola and these individuals in these situations.

CORPORATE AND INTERCOMPANY AGREEMENT WITH GENERAL INSTRUMENT

     In November 1999, we entered into a corporate and intercompany agreement with General Instrument under which we granted to General Instrument and its affiliates a continuing option to purchase additional shares of common stock or shares of non-voting capital stock. If we issue any additional equity securities, General Instrument and its affiliates may exercise this option to purchase:

     - shares of common stock to the extent necessary for them to maintain their then-existing percentage of the total voting power; and

     - shares of non-voting capital stock to the extent necessary to own 80% of any class of non-voting capital stock which may be outstanding.

     The purchase price of the shares of common stock is the fair market value of the common stock. The purchase price of non-voting capital stock will be the price at which third parties may purchase this stock. The option expires if General Instrument and its affiliates beneficially own less than 30% of our outstanding common stock.

     Under this agreement, we have agreed to obtain a release of General Instrument from its Bell Atlantic guaranty as promptly as practicable.

     This agreement also provides that, for as long as General Instrument and its affiliates beneficially own a majority of the outstanding common stock, we may not take any action which may be reasonably anticipated to result in a violation by them of:

     - any law or regulation, including the Internal Revenue Code or the Employee Retirement Income Security Act;

     - their certificates of incorporation or by-laws;

     - any credit agreement or other material instrument binding upon them or any of their assets; or

     - any judgment, order or decree of any governmental authority having jurisdiction over them or any of their assets.

     This agreement also provides that the parties will provide reasonable cooperation with respect to their tax filings and any tax audits. Under this agreement, we will also indemnify General Instrument and its affiliates against any lawsuits or other claims arising out of any of our or our predecessors' activities or omissions before and after our initial public offering.

     Under this agreement, we and our board of directors also appointed additional directors nominated by Motorola on January 5, 2000.

     This agreement also provides that we will enter into a similar agreement for the benefit of any transferee or group of related transferees of General Instrument which is unaffiliated with General Instrument of more than a majority of the outstanding shares of our common stock in a single transaction or a group of related transactions.

CROSS LICENSE AGREEMENT WITH GENERAL INSTRUMENT

     In November 1999, we entered into a cross license agreement with General Instrument. Under this agreement, General Instrument granted to us a nonexclusive, perpetual, royalty free, worldwide license under all patent applications and patents owned by General Instrument and any future patents issued from these General Instrument patents and patent applications, to make our NLevel(3) product or related switched digital video network equipment and software. This grant did not include patent claims covering the implementations, methods or devices primarily used or to be used by General Instrument. Also under this agreement, we granted to General Instrument and its affiliates, including Motorola, a nonexclusive, perpetual, royalty free, worldwide license under all patent applications and patents owned by us and filed prior to our initial public offering and any future patents issued from these patents and patent applications to make digital cable subscriber terminals, satellite and wireless subscriber terminals, cable modems, HFC telephony and related headend, uplink, transmission or other network equipment and software. This grant did not include patent claims covering the implementations, methods or devices primarily used or to be used by us. We and General Instrument each also licensed to the other the right to use confidential, technical and other information in each other's possession as of the completion of our initial public offering. These licenses do not include the right to sublicense to any third parties. This agreement permits General Instrument and us to transfer their or our licenses pursuant to a sale of its or our respective entire business, a sale of an entire business unit that benefits from the license or to any of General Instrument's or our respective affiliates.

REGISTRATION RIGHTS AGREEMENT WITH GENERAL INSTRUMENT AND SPENCER TRASK

     In November 1999, we entered into a registration rights agreement with General Instrument and Spencer Trask Investors, LLC. Under this agreement, we granted to these stockholders and their transferees the right to request that we use our best efforts to register their shares of our common stock and the shares of common stock underlying their warrants under federal and state securities laws so that they may sell or dispose of their shares in accordance with these laws. So long as General Instrument and its affiliates own 30% of our outstanding common stock, they will not be limited in the number of times they may make that request. After their ownership declines below that level, they will be able to cause us to effect up to four registrations of their shares. Spencer Trask and its related persons and their transferees will be able to cause us to effect up to three registrations of their shares. Under customary "piggy-back" registration rights, General Instrument, Spencer Trask and their transferees will also be entitled to include their shares in all registrations of common stock we make, either for a sale by us or any of our stockholders, subject to customary exceptions. We will pay for all out-of-pocket expenses relating to these registrations and indemnify General Instrument, Spencer Trask (and its related persons) and their transferees against certain liabilities under securities laws. General Instrument and Spencer Trask and related persons and their transferees may generally assign these registration rights to transferees of their shares. This agreement also provides that we will enter into a similar agreement for the benefit of any majority transferee. As defined in the agreement a majority transferee is any transferee or group of related transferees of General Instrument which is unaffiliated with General Instrument of more than a majority of the outstanding shares of common stock in a single transaction or a group of related transactions.

CHANGE OF CONTROL AGREEMENTS WITH EXECUTIVE OFFICERS

     In April 2000, Mssrs. Weeks, Uraz and Zar each entered into agreements with us providing for acceleration of all unvested stock options held by such individuals immediately prior to the consummation of a change in control, as defined in the agreement, notwithstanding any vesting schedule or other provisions to the contrary in the agreements or plans evidencing such options. In the event of an acquisition of Next Level by Motorola, 50% of the unvested stock options held by such individuals shall become fully vested and immediately exercisable immediately prior to the consummation of the acquisition by Motorola, with the remainder of such individuals' unvested stock options vesting in accordance with the original vesting schedule of the stock option agreement and stock option plan pursuant to which such stock options were granted for the period commencing on the consummation of the acquisition by Motorola and ending on the 12 month anniversary following such acquisition. In 2001, Mssrs. Ide and Barnell entered into similar change of control agreements with us.

SEVERANCE AGREEMENT WITH PETER KEELER

     We entered into a Severance Agreement and General Release with Peter Keeler effective as of December 4, 2000. Pursuant to the agreement, Mr. Keeler's employment with us as Chief Executive Officer terminated as of December 4, 2000 and his position with us as Chairman of the Board of Directors terminated as of March 31, 2001. Additionally, certain of Mr. Keeler's employee benefits were extended through December 4, 2003 and Mr. Keeler's stock option agreements were amended to allow his options to be exercised until the termination of the option agreements.

MOTOROLA LOAN

     During 2001 we entered into a note agreement with Motorola for $83.0 million which matures on May 17, 2003. Interest is payable monthly and is determined on either the base rate, as defined in the agreement, plus 2% or the Eurodollar rate plus 3 1/2% (5.4% at December 31, 2001).

     In connection with the note agreement we granted warrants to purchase up to 10,000,000 shares of our common stock; 7,500,000 warrants have an exercise price of $7.39 per share and 2,500,000 warrants have an exercise price of $4.29 per share. Warrants to purchase 7,000,000 shares of our common stock were exercisable at December 31, 2001. The remaining warrants become exercisable as follows:

     - 1,000,000 shares become exercisable unless, prior to May 17, 2002, all borrowings under the note agreement have been repaid in full, and it has been terminated;

     - 1,000,000 shares become exercisable unless, prior to November 17, 2002 all borrowings under the note agreement have been repaid in full, and it has been terminated; and

     - 1,000,000 shares become exercisable unless, prior to February 17, 2003, all borrowings under the note agreement have been repaid in full, and it has been terminated.

     We do not expect to repay amounts due under the agreement until its maturity date of May 17, 2003. As a result, the estimated fair value of the remaining 3,000,000 warrants will be adjusted in subsequent periods, up to their respective measurement dates, to reflect changes in our stock price.

     The fair value of the warrants of $37.4 million was recorded as a discount to the note payable with a corresponding increase to additional paid-in capital. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no dividends; risk free interest rate ranging from 4.3% to 4.9%; volatility of 101%; and a contractual life of five years. As of December 31, 2001, no shares of common stock had been purchased under the warrants.

     We are amortizing the discount under the effective interest method up to the maturity date (May 17, 2003) of the related note. During the year ended December 31, 2001 we amortized $10.4 million of the discount, which has been reflected as interest expense in our statement of operations. As of December 31, 2001, the Motorola note was recorded at $56.0 million, net of $27.0 million of unamortized discount.

     The note agreement with Motorola contains various covenants, including compliance with net worth requirements, and restrictions on additional indebtedness, capital expenditures and payment of dividends. As of December 31, 2001, we were not in compliance with the net worth financial covenant. On March 26, 2002, we and Motorola amended the note agreement to waive the debt covenant violation and established revised financial covenants for net worth. We also entered into a Registration Rights Agreement with Motorola in which we granted to Motorola the right to request that we use our best efforts to register its shares of our common stock issuable upon exercise of the warrants under federal and state securities laws so that it may sell or dispose of its shares in accordance with these laws. Motorola may exercise its rights under this agreement on not more than four occasions. Under customary "piggyback" registration rights, Motorola will also be entitled to include its shares in all registrations of common stock we make, either for a sale by us or any of our stockholders, subject to customary exceptions. We will pay for all out-of-pocket expenses relating to these registrations and indemnify Motorola against certain liabilities under securities laws. Motorola may assign these registration rights to transferees of its shares.

TAX SHARING AND ALLOCATION AGREEMENT WITH MOTOROLA

     In December 2000, we received a $15.0 million advance from Motorola related to a tax sharing and allocation agreement (the "Tax Sharing Agreement"). During 2001 we received an additional $17.3 million in January 2001, and the Tax Sharing Agreement was amended in February 2001. The amount advanced to us of $32.3 million was based on an estimate of the present value of income tax benefits to Motorola from the inclusion of our operating losses for the period from January 6, 2000 to May 17, 2000 in Motorola's consolidated tax return. On October 10, 2001, we received a revised calculation of the estimated present value of income tax benefits to Motorola based upon actual net losses that were included in Motorola's 2000 tax
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return. The revised amount was $29.3 million. Under the original agreement, we were required to repay the $3.0 million difference by October 15, 2001. On October 15, 2001, the Loan Agreement between us and Motorola was amended to include such $3.0 million (see above). To the extent Motorola does not achieve the expected tax benefits by September 30, 2006, we must repay any difference.

     In the event of a debt or equity security offering or a sale of assets in excess of $25.0 million, the first $25.0 million of proceeds may be retained by us; the next $25.0 million (between $25.0 million and $50.0 million) of such proceeds will be allocated at least one-third to repay our obligations under the Tax Sharing Agreement, and the balance may be retained by us; the next $25.0 million of such proceeds (between $50.0 million and $75.0 million) will be allocated at least one-half to repay our obligations under the Tax Sharing Agreement and the balance may be retained by us; amounts of such proceeds in excess of $75.0 million must be used 100% first to repay our obligations under the Tax Sharing Agreement (to the extent of such obligations) and then to repay and reduce the amount owed under the note agreement.

MORTGAGE GUARANTEE BY MOTOROLA

     On October 30, 2001, we received $20.0 million under a mortgage loan for a company-owned office building. The loan is amortized over a twelve year period with a ten year term and bears interest at an annual fixed rate of 7.51%. The entire unpaid principal balance plus accrued interest thereon is due and payable on November 1, 2011.

     The mortgage is guaranteed by Motorola. In consideration for the guarantee, we issued to Motorola warrants to purchase up to 400,000 shares of common stock with an exercise price of $3.82 per share. Accordingly, the warrants were recorded at the fair value of $0.7 million, with a discount to the mortgage loan note payable and a corresponding increase to additional paid-in capital. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no dividends; risk free interest rate ranging from 4.3% to 4.9%; volatility of 101%; and a contractual life of five years.

$30.0 MILLION REDEEMABLE CONVERTIBLE PREFERRED STOCK ISSUED TO MOTOROLA

     On February 20, 2002, we issued $30.0 million of redeemable convertible preferred stock ("Series A Preferred Stock") to Motorola, comprised of 6,912,442 shares at a purchase price of $4.34 per share. Each share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of our common stock, or 13,824,884 shares in total. The Series A Preferred Stock is redeemable, at the option of the holder, at an initial redemption price of $5.21 per share, on or after February 19, 2007. Dividends are cumulative at a rate of 7.5%, payable in cash or additional shares of Series A Preferred Stock, at our option. Liquidation value is $10.85 per share. In conjunction with this financing, we also issued to Motorola warrants to purchase 3,456,221 shares of common stock at an exercise price of $2.17 per share and warrants to purchase 3,456,221 shares of common stock at an exercise price of $2.60 per share. The warrants have a term of five years. We also entered into a Registration Rights Agreement with Motorola in which we granted to Motorola the right to request that we use our best efforts to register its shares of our common stock issuable upon exercise of the warrants or upon conversion of the Series A Preferred Stock under federal and state securities laws so that it may sell or dispose of its shares in accordance with these laws. Motorola may collectively exercise its rights under this agreement and under the Registration Rights Agreement between us and Motorola dated as of May 16, 2001 on not more than four occasions. Under customary "piggyback" registration rights, Motorola will also be entitled to include its shares in all registrations of common stock we make, either for a sale by us or any of our stockholders, subject to customary exceptions. We will pay for all out-of-pocket expenses relating to these registrations and indemnify Motorola against certain liabilities under securities laws. Motorola may assign these registration rights to transferees of its shares.

$35.0 MILLION LINE OF CREDIT COMMITMENT FROM MOTOROLA

     On March 29, 2002, Motorola agreed to make available to us up to an additional $35.0 million in financing. Draw downs by us, when they occur, will be treated, at Motorola's option, as either (i) additions to the existing Note Payable Agreement with Motorola and subject to substantially the same terms (interest rate, maturity in May 2003, warrants, etc.) under such agreement or (ii) additional issuances of redeemable convertible preferred stock, subject to substantially the same terms as the February 2002 issuance of Series A Preferred Stock described above.

MOTOROLA GUARANTEE OF VENDOR PAYMENT

     On March 28, 2002, Motorola agreed to guarantee the full payment and performance of our obligation to our vendor SCI Systems under our Note Payable Agreement with SCI Systems, as amended on March 28, 2002.

CEO LEASE

     As part of his employment agreement with us, Mr. Norris leases a house owned by us for $2,000 per month.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation, to furnish us with copies of all Section 16(a) forms they file. To our knowledge, except for the late filing by Mr. Ide of a Form 3, all of these filing requirements have been satisfied. In making this statement, we have relied solely upon review of the copies of such reports furnished to us and written representations from our officers and directors that no other reports were required.

                      DEADLINE FOR RECEIPT OF STOCKHOLDER
                       PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented by such stockholders at our 2003 annual meeting of stockholders must be received by us no later than December 30, 2002 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

     In addition, our bylaws provide for the timing and content of notice which stockholders must provide to our corporate secretary for the nomination of directors or other proposals to be properly presented at a stockholders meeting. Pursuant to these provisions, notice of any such nomination or proposal must be received by us not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; however, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

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

                                 OTHER MATTERS

     As of the date of this proxy statement, our board of directors knows of no other matters to be submitted to the annual meeting. As to other business, if any, that may come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Keith A. Zar
                                          Keith A. Zar
                                          Secretary

Rohnert Park, California
April 30, 2002

     A COPY OF NEXT LEVEL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO NEXT LEVEL COMMUNICATIONS, INC., 6085 STATE FARM DRIVE, ROHNERT PARK, CALIFORNIA 94928, ATTENTION:
CORPORATE SECRETARY.

                         NEXT LEVEL COMMUNICATIONS, INC.

                              6085 STATE FARM DRIVE
                         ROHNERT PARK, CALIFORNIA 94928

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Keith A. Zar and J. Michael Norris as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Next Level Communications, Inc. (the "Company") held of record by the undersigned on April 15, 2002, at the Company's Annual Meeting of Stockholders to be held at 9:00 a.m., Central time, on May 29, 2002, and at any adjournment or postponement thereof.

         All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

             (Continued and to be signed and dated on reverse side)

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
                                                             Please mark
                                                             your votes as   [X]
                                                             indicated in
                                                             this example.

                                               FOR                   WITHHOLD
                                        all nominees listed         AUTHORITY
                                      below (except as marked   for all nominees
                                       to the contrary below)     listed below
1. Election of Directors                       [ ]                     [ ]

(01) J. Michael Norris
(02) Eugene Delaney
(03) Craig Kornblau

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

             _______________________________________________________________

                                                       FOR    AGAINST    ABSTAIN
2. Ratification of the appointment of Deloitte &       [ ]      [ ]        [ ]
   Touche LLP as the Company's independent
   auditors for 2002.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please date this Proxy and sign it exactly as your name or names appear on your stock certificate. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature(s) _______________________________________ Dated: ______________, 2002


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